Exhibit No. 99.1

FOR IMMEDIATE RELEASE	For More Information Contact:
Mark A. Roberts
Executive Vice President & CFO
(413) 787-1700

UNITED FINANCIAL BANCORP REPORTS FOURTH QUARTER 2010

EARNINGS OF $2.7 MILLION, OR $0.18 PER DILUTED SHARE;

DECLARES QUARTERLY DIVIDEND OF $0.08 PER SHARE

WEST SPRINGFIELD, MA—January 24, 2011—United Financial Bancorp, Inc. (the “Company”) (NASDAQ Global Select Market: UBNK), the holding company for United Bank (the “Bank”), reported net income of $2.7 million, or $0.18 per diluted share, for the fourth quarter of 2010 compared to net income of $1.2 million, or $0.08 per diluted share, for the corresponding period in 2009. Excluding expenses totaling $1.4 million ($1.1 million net of tax benefit) related to the acquisition of Commonwealth National Bank, net income would have been $2.3 million, or $0.15 per diluted share, for the fourth quarter of 2009. The improved results were largely due to an increase in net interest income, driven by growth in average earning assets, and a lower provision for loan losses.

For the twelve months ended December 31, 2010, net income was $10.0 million, or $0.65 per diluted share, compared to net income of $5.8 million or $0.38 per diluted share, for the same period in 2009. Excluding acquisition-related expenses of $1.1 million ($819,000 net of tax benefit), net income would have been $10.9 million, or $0.70 per diluted share, in 2010. Excluding acquisition-related expenses totaling $2.9 million ($2.5 million net of tax benefit), net income would have been $8.3 million, or $0.55 per diluted share, for the comparable 2009 period. Full year results improved over last year as a result of growth in net interest income and a lower provision for loan losses, offset in part by an increase in non-interest expense. The Company also announced a quarterly cash dividend of $0.08 per share, payable on March 8, 2011 to shareholders of record as of February 14, 2011.

“We are pleased to report improved operating results which reflect the positive impact of our expansion into Worcester County and better credit quality metrics,” commented Richard B. Collins, President and Chief Executive Officer. Mr. Collins further remarked “our performance also demonstrates our continued success in attracting and retaining core loan and deposit relationships. Moving forward we will continue to focus on profitably growing our franchise while maintaining a strong balance sheet and actively managing the health of our asset portfolio.”

2010 Earnings Summary

Net interest income increased $1.6 million, or 14%, to $13.0 million for the fourth quarter of 2010 as a result of an increase in average interest earning assets. Net interest margin was 3.53% for the three months ended December 31, 2010, and remained essentially unchanged from the same period in 2009. Total average earning assets increased $188 million, or 15%, to $1.470 billion for the fourth quarter of 2010 due in large part to the acquisition of Commonwealth National Bank in the fourth quarter of 2009, partially offset by loan sales and prepayments and normal amortization of the existing loan and mortgage-backed securities portfolio.

The provision for loan losses decreased by $631,000 or 64%, to $352,000 for the three months ended December 31, 2010 driven by improvement in credit quality, a decrease in net loan originations and loan sales.

Non-interest income increased by $112,000, or 5%, to $2.4 million for the three months ended December 31, 2010 mainly reflecting gains of $164,000 on sales of $6 million in lower coupon fixed rate residential mortgages in the 2010 period.

Non-interest expense grew $156,000, or 1%, to $10.7 million for the fourth quarter of 2010 from $10.6 million in the same period last year. Excluding acquisition-related expenses totaling $1.4 million in the fourth quarter of 2009, non-interest expense would have increased $1.6 million, or 17%, in large part reflecting additional costs for the Worcester operations. Salaries and benefits expense increased $839,000, or 17%, mainly reflecting the acquisition, and to a lesser extent, annual wage increases and a larger incentive accrual due to improved operating performance. Occupancy expenses increased $133,000, or 19%, principally attributable to expenses incurred to operate our new Worcester facilities. Marketing expenses increased $133,000, or 35%, in connection with advertising and promotional expenses focused on our Worcester market. FDIC premium expense increased $132,000, or 57%, due to a higher assessment base and rate. Data processing expenses increased $130,000 or 14% mainly reflecting expenses for our new Worcester accounts and a larger loan and deposit account base in our Springfield market. Other expenses increased $169,000, or 12%, as a result of a $181,000 operating loss from our investment in a low income housing tax credit fund.

Balance Sheet Activity:

Total assets increased $43.8 million, or 3%, to $1.585 billion at December 31, 2010 reflecting an increase in excess cash and investment security balances offset partially by declining loan balances.

Cash and cash equivalents increased $61.2 million reflecting excess cash on deposit at the Federal Reserve Bank as a result of declining loan balances and deposit growth.

Total loans decreased $48.1 million, or 4%, to $1.074 billion at December 31, 2010 reflecting the impact of soft demand, loan prepayments and normal amortization on the residential real estate, construction and consumer portfolios. The residential portfolio was also affected by the sale of $27 million in lower coupon, fixed-rate residential mortgages. These items were offset in part by growth in commercial mortgages, commercial loans and home equity loans.

Total deposits increased $104.4 million, or 10%, to $1.143 billion at December 31, 2010 reflecting growth of $120.0 million, or 21%, in core account balances, partially offset by a decrease of $15.6 million, or 3%, in certificates of deposit. The strong growth in core account balances was driven by the success of sales and marketing initiatives, particularly in our new Worcester market, competitive products and pricing and excellent customer service. Core deposit balances were $680.7 million, or 60% of total deposits at December 31, 2010 compared to $560.7 million, or 54% at December 31, 2009.

Short- term borrowings and long-term debt decreased $36.3 million and $24.9 million, respectively, mainly due to the use of cash flows from the loan and investment portfolios to pay down FHLB advances.

Credit Quality:

Non-performing assets totaled $11.0 million, or 0.69% of total assets, at December 31, 2010 compared to $17.9 million, or 1.16% of total assets, at December 31, 2009. The Company’s total non-performing assets at December 31, 2009 included a $3.5 million commercial real estate loan, which was restructured during the first quarter of 2010. This loan was returned to accrual status at June 30, 2010 as the customer had been current on the new payments for six months and was classified as a performing troubled debt restructure at December 31, 2010. The large reduction in non-performing assets also reflects payoffs and paydowns of several large commercial credits during 2010.

Capital and Liquidity:

Total equity declined $2.7 million, or 1.2%, to $222.6 million at December 31, 2010 driven by the repurchase of 783,926 shares of common stock at a total cost of $10.6 million and dividends of $4.6 million partially offset by net income of $10.0 million and stock based incentive plan expenses of $2.4 million. The Company remains well capitalized with a tangible equity-to-tangible assets ratio of 13.61% at December 31, 2010. At December 31, 2010, the Company continued to have considerable liquidity including significant unused borrowing capacity at the Federal Home Loan Bank and the Federal Reserve Bank as well as access to funding through the repurchase agreement and brokered deposit markets.

United Financial Bancorp, Inc. is a publicly owned corporation and the holding company of United Bank, a federally chartered savings bank headquartered at 95 Elm Street, West Springfield, MA 01090. United Bank operates 16 full service branch offices and two express drive-up branches located throughout Hampden and Hampshire Counties in Western Massachusetts and six full service branch offices located in Worcester County. Through its Wealth Management Group and its partnership with NFP Securities, Inc., the Bank is able to offer access to a wide range of investment and insurance products and services, as well as financial, estate and retirement strategies and products. For more information regarding the Bank’s products and services and for United Financial Bancorp, Inc. investor relations information, please visit www.bankatunited.com.

Except for the historical information contained in this press release, the matters discussed in this press release may be deemed to be forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties, including changes in economic conditions in the Company’s market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in the Company’s market area, competition, and other risks detailed from time to time in the Company’s SEC reports. Actual strategies and results in future periods may differ materially from those currently expected. These forward-looking statements represent the Company’s judgment as of the date of this release. The Company disclaims, however, any intent or obligation to update these forward-looking statements.

UNITED FINANCIAL BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CONDITION

(Dollars in thousands, except par value amounts)

	December 31, 2010	December 31, 2009
	(unaudited)	(audited)
Assets

Cash and cash equivalents	$83,069	$21,877
Short-term investments	—	1,096
Investment securities	338,577	306,478

Loans:
Residential mortgages	295,721	343,300
Commercial mortgages	427,994	409,680
Construction loans	27,553	48,808
Commercial loans	165,335	159,437
Home equity loans	138,290	137,371
Consumer loans	19,218	23,645

Total loans	1,074,111	1,122,241

Net deferred loan costs and fees	2,284	2,355
Allowance for loan losses	(9,987)	(9,180)

Loans, net	1,066,408	1,115,416

Federal Home Loan Bank of Boston stock, at cost	15,365	15,365
Other real estate owned	1,536	1,545
Deferred tax asset, net	11,531	11,295
Premises and equipment, net	15,565	15,935
Bank-owned life insurance	29,180	28,476
Goodwill	7,981	7,844
Other assets	15,665	15,713

Total assets	$1,584,877	$1,541,040

Liabilities and Stockholders’ Equity

Deposits:
Demand	$175,996	$154,374
NOW	40,922	42,262
Savings	203,165	174,270
Money market	260,573	189,763
Certificates of deposit	462,645	478,258

Total deposits	1,143,301	1,038,927

Short-term borrowings	21,029	57,303
Long-term debt	173,307	198,173
Subordinated debentures	5,448	5,357
Escrow funds held for borrowers	1,899	1,977
Due to broker	3,002	—
Capitalized lease obligations	5,011	5,141
Accrued expenses and other liabilities	9,304	8,916

Total liabilities	1,362,301	1,315,794

Stockholders’ Equity:
Preferred stock, par value $0.01 per share, authorized 50,000,000 shares; none issued	—	—
Common stock, par value $0.01 per share; authorized 100,000,000 shares; shares issued: 18,706,933 at December 31, 2010 and December 31, 2009	187	187
Additional paid-in capital	180,322	178,666
Retained earnings	82,899	77,456
Unearned compensation	(10,750)	(11,441)
Accumulated other comprehensive income, net of taxes	4,858	5,358
Treasury stock, at cost (2,597,827 shares at December 31, 2010 and 1,868,335 shares at December 31, 2009)	(34,940)	(24,980)

Total stockholders’ equity	222,576	225,246

Total liabilities and stockholders’ equity	$1,584,877	$1,541,040

UNITED FINANCIAL BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED INCOME STATEMENTS

(Amounts in thousands, except per share amounts)

	Three Months Ended December 31,		Years Ended December 31,
	2010	2009	2010	2009
	(unaudited)		(unaudited)	(audited)
Interest and dividend income:
Loans	$15,287	$13,244	$61,554	$49,052
Investments	2,852	3,361	12,238	13,904
Other interest-earning assets	31	6	66	30

Total interest and dividend income	18,170	16,611	73,858	62,986

Interest expense:
Deposits	3,464	3,372	13,847	14,295
Borrowings	1,745	1,911	7,100	7,691

Total interest expense	5,209	5,283	20,947	21,986

Net interest income before provision for loan losses	12,961	11,328	52,911	41,000

Provision for loan losses	352	983	2,285	2,998

Net interest income after provision for loan losses	12,609	10,345	50,626	38,002

Non-interest income:
Net gain on sales of loans	164	—	573	363
Net gains (losses) on sales of securities	4	82	(185)	543
Impairment charges on securities	—	(82)	(145)	(82)
Fee income on depositors’ accounts	1,321	1,351	5,327	4,877
Wealth management income	251	223	754	703
Income from bank-owned life insurance	364	356	1,390	1,382
Other income	253	315	1,002	890

Total non-interest income	2,357	2,245	8,716	8,676

Non-interest expense:
Salaries and benefits	5,889	5,050	24,056	18,954
Occupancy expenses	840	707	3,397	2,611
Marketing expenses	510	377	2,091	1,470
Data processing expenses	1,050	920	4,099	3,438
Professional fees	482	430	1,812	1,359
Acquisition related expenses	—	1,432	1,148	2,863
FDIC insurance assessments	365	233	1,470	1,546
Other expenses	1,600	1,431	5,768	4,617

Total non-interest expense	10,736	10,580	43,841	36,858

Income before income taxes	4,230	2,010	15,501	9,820

Income tax expense	1,559	788	5,469	4,014

Net income	$2,671	$1,222	$10,032	$5,806

Earnings per share:
Basic	$0.18	$0.08	$0.66	$0.38
Diluted	$0.18	$0.08	$0.65	$0.38

Weighted average shares outstanding:
Basic	15,028	15,182	15,303	15,265
Diluted	15,180	15,189	15,395	15,273

UNITED FINANCIAL BANCORP, INC. AND SUBSIDIARY

SELECTED DATA AND RATIOS (unaudited)

(Dollars in thousands, except per share amounts)

	At or For The Quarters Ended
	Dec. 31 2010		Sep. 30 2010		Jun. 30 2010		Mar. 31 2010		Dec. 31 2009
Operating Results:
Net interest income	$12,961		$13,167		$13,287		$13,496		$11,328
Loan loss provision	352		750		450		733		983
Non-interest income	2,357		2,103		2,219		2,037		2,245
Non-interest expense	10,736		10,456		10,631	(1)	12,018	(1)	10,580	(1)
Net income	2,671		2,677		2,933		1,751		1,222

Performance Ratios (annualized):
Return on average assets	0.69%		0.70%		0.77%		0.46	%(2)	0.36	%(2)
Return on average equity	4.80%		4.80%		5.24%		3.12	%(2)	2.23	%(2)
Net interest margin	3.53%		3.64%		3.69%		3.76%		3.53%
Non-interest income to average total assets	0.61%		0.55%		0.58%		0.53%		0.67%
Non-interest expense to average total assets	2.76%		2.73%		2.79	%(3)	3.14	%(3)	3.14	%(3)
Efficiency ratio (4)	70.86%		68.58%		69.05	%(3)	77.09	%(3)	77.95	%(3)

Per Share Data:
Diluted earnings per share	$0.18		$0.18		$0.19		$0.11		$0.08
Book Value Per Share	$13.82		$13.73		$13.64		$13.39		$13.38
Tangible book value per share	$13.30	(5)	$13.24	(5)	$13.17	(5)	$12.93	(5)	$12.93	(5)
Market price at period end	$15.27		$13.51		$13.65		$13.98		$13.11

Risk Profile
Equity as a percentage of assets	14.04%		14.37%		14.44%		14.82%		14.64%
Tangible equity as a percentage of tangible assets	13.61	%(5)	13.93	%(5)	14.01	%(5)	14.39	%(5)	14.18	%(5)
Net charge-offs to average loans outstanding (annualized)	0.11%		0.19%		0.12%		0.11%		0.54%
Non-performing assets as a percent of total assets	0.69%		0.83%		1.20%		1.22%		1.16%
Non-performing loans as a percent of total loans, gross	0.88%		1.06%		1.19%		1.49%		1.45%
Allowance for loan losses as a percent of total loans, gross	0.93	%(6)	0.90	%(6)	0.89	%(6)	0.87	%(6)	0.82	%(6)
Allowance for loan losses as a percent of non-performing loans	105.86	%(7)	85.30	%(7)	74.58	%(7)	58.38	%(7)	56.36	%(7)

Average Balances
Loans	$1,091,756		$1,091,859		$1,100,409		$1,112,329		$960,921
Securities	310,024		298,335		294,849		302,916		289,393
Total interest-earning assets	1,470,127		1,447,147		1,439,677		1,434,256		1,282,187
Total assets	1,555,266		1,533,489		1,526,154		1,529,209		1,349,727
Deposits	1,115,775		1,095,764		1,084,885		1,038,374		917,022
FHLBB advances	153,965		155,987		158,333		202,644		160,455
Stockholders’ Equity	222,749		222,995		223,928		224,786		219,650

Average Yields/Rates (annualized)
Loans	5.60%		5.64%		5.60%		5.56%		5.51%
Securities	3.68%		3.98%		4.24%		4.35%		4.65%
Total interest-earning assets	4.94%		5.08%		5.15%		5.23%		5.18%

Savings accounts	0.87%		0.86%		0.96%		0.93%		0.96%
Money market/NOW accounts	0.84%		0.86%		0.87%		0.81%		0.87%
Certificates of deposit	2.16%		2.21%		2.14%		2.12%		2.56%
FHLBB advances	3.62%		3.61%		3.57%		3.06%		4.07%
Total interest-bearing liabilities	1.83%		1.85%		1.86%		1.85%		2.14%

(1)	Includes acquisition related expenses totaling $169,000, $979,000 and $1.4 million for the quarters ended June and March 2010 and December 2009, respectively.
(2)	Excluding acquisition related expenses totaling $808,000 (after tax) and $1.1 million (after tax) for the quarters ended March 2010 and December 2009, respectively, the return on average assets would have been 0.67% and 0.69% and average equity would have been 4.55% and 4.22%, respectively.
(3)	Excluding acquisition related expenses totaling $169,000, $979,000 and $1.4 million for the quarters ended June and March 2010 and December 2009, respectively, non-interest expense to average total assets would have been 2.74%, 2.89% and 2.71% and the efficiency ratio would have been 67.95%, 70.81% and 67.40%, respectively.
(4)	Excludes gains/losses on sales of securities and loans and impairment charges on securities.
(5)	Excludes the impact of goodwill of $8.0 million at December and September 2010, $7.7 million at June and March 2010 and $7.8 million at December 2009.
(6)	Excluding acquired loans of $209.8 million, $219.9 million, $228.8 million, $240.5 million and $242.9 million and loans purchased from other financial institutions of $21.4 million, $21.8 million, $22.1 million, $22.4 million and $22.7 million at December, September, June and March 2010 and December 2009, respectively, allowance for loan losses as a percent of total loans, gross would have been 1.18% for the quarter ended December 2010, 1.16% for the quarter ended September 2010, 1.15% for the quarters ended June and March 2010 and 1.07% for the quarter ended December 2009.
(7)	Excluding non-performing acquired loans of $163,000 at December 2010, $2.4 million at September 2010, $2.7 million at June and March 2010 and $3.3 million at December 2009, allowance for loan losses as a percent of non-performing loans would have been 107.72%, 107.49%, 93.67%, 69.76% and 70.44%, respectively.